Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Harbor Custom Development, Inc. and Subsidiaries (the “Company”) on Form S-1 of our report dated March 31, 2023, with respect to our audit of the financial statements of Harbor Custom Development, Inc. and Subsidiaries as of December 31, 2022 and 2021, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
May 1, 2023